Exhibit 4.8

AMENDMENT NO. 10

INTERNATIONAL SPECIALTY PRODUCTS INC. 401(K) PLAN

WHEREAS, International Specialty Products Inc. (the “Company”) maintains for the benefit of certain employees the International Specialty Products Inc. 401(k) Plan (the “Plan”); and

WHEREAS, the Company has determined that a technical amendment to Article XV is necessary;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2013, in the following respects:

I. Section 15.4 of the Plan shall amended by adding the following to the end thereof which shall read as follows:

“So as to facilitate compliance with this Section 15.4, any cash dividends paid on Company Stock which are subject to the provisions of this section shall immediately be fully vested and non-forfeitable.”

II.	In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 22nd day of November, 2013.

INTERNATIONAL SPECIALTY PRODUCTS INC.

By:	/s/ Susan B. Esler
Its:	Authorized Representative